UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

SAND HILL IT SECURITY ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Sand Hill Road
Building 1, Suite 240
Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(650) 926-7022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2006, Sand Hill IT Security Acquisition Corp. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to the Agreement and Plan of Merger by and among the Company, its wholly-owned subsidiary Sand Hill Merger Corp., a Delaware corporation (“Merger Sub”) and St. Bernard Software, Inc., a Delaware corporation (“St. Bernard”), dated October 26, 2005, as amended by that certain First Amendment to Merger Agreement, dated December 15, 2005 (the “Merger Agreement”). Pursuant to the terms of the Second Amendment, 1,700,000 of the shares of Company common stock to be initially issued in connection with the merger will be issued to a stockholders’ representative that will hold these shares on behalf of the persons who held shares of St. Bernard common stock as of the closing of the merger. These shares will be released, pro rata, to the persons who held shares of St. Bernard common stock as of the closing of the merger, if, after the merger, the price of the combined company’s common stock closes at $8.50 or more per share for 20 trading days during any 30-day trading period prior to July 25, 2009 or the consideration to be received by the combined company or its stockholders in a sale of the majority of the ownership or business of the combined company prior to July 25, 2009 equals or exceeds $8.50 per share, excluding the dilutive effects of the exercise of any of the warrants issued by the Company in its initial public offering. If, after the merger, neither of these thresholds are achieved prior to July 25, 2009, then the 1,700,000 shares will be returned to the combined company for no consideration and will be cancelled.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAND HILL IT SECURITY ACQUISITION CORP.

Date: June 6, 2006	By:	/s/ Humphrey P. Polanen
Name: Humphrey P. Polanen
Title: Chief Executive Officer